EXHIBIT 99.1

Heritage Oaks Bancorp to Pay Trust Preferred Interest and Accumulated TARP Dividends

PASO ROBLES, Calif., May 24, 2012 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp, the holding company for Heritage Oaks Bank (the "Company") (Nasdaq:HEOP), a $1 billion bank holding company, with banking locations along California's Central Coast, announced that it received approval on May 22, 2012 from the Federal Reserve Bank of San Francisco ("FRB") and the Federal Reserve Board of Governors ("Board of Governors") to pay all deferred interest on its junior subordinated notes underlying its trust preferred securities in the approximate amount of $404,000 and to pay all accumulated dividends on its Series A Fixed Rate Cumulative Perpetual Preferred Stock in the approximate amount of $2,490,000. The Company issued the Preferred Stock to the U.S. Treasury Department under the TARP Capital Purchase Program in March, 2009. The Company has previously accrued the interest on the trust preferred debt and an irrevocable deposit will be made to the trustee on May 25, 2012, which will be held by the trustee until July 2, 2012, the next regularly scheduled payment date. On July 2, 2012, the trustee will distribute the interest to the holders of its trust preferred securities. The dividend on the TARP preferred stock had also been previously accrued and the Company will pay the amount due on May 25, 2012.

"We are very pleased to receive the FRB's approval to pay our obligations under the Trust Preferred securities and the TARP program," said Simone Lagomarsino, CEO and President of the Company. "This approval follows our April 16th, 2012 announcement that the FDIC and California Department of Financial Institutions ("DFI") terminated the Joint Consent Order that had been issued to Heritage Oaks Bank on March 4, 2010. These significant steps forward were made possible by the improved credit quality of the Company's loan portfolio and the continued strength of the Company's earnings."

Ms. Lagomarsino further commented, "our next steps are to keep our trust preferred interest and TARP dividends current and to meet our goal of repurchasing the outstanding Tarp preferred shares before the scheduled dividend rate increase from 5% to 9% in the first quarter of 2014."

About the Company

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, and Santa Barbara and two branch offices in Santa Maria. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Santa Barbara County. The Business First division has one branch office in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the success of the Company and Bank in fulfilling the requirements of the Order and written agreement, completing the capital raise as described above, the ongoing financial crisis in the United States and the markets in which the Company operates, and the response of the federal and state government and banking regulators thereto, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

CONTACT: TOM TOLDA, CFO
         805-369-5200